                            OppenheimerFunds, Inc.
                          Two World Financial Center
                       225 Liberty Street, 11th Street
                        New York, New York 10281-1008

September 24, 2004

The Board of Trustees
Oppenheimer Principal Protected Trust III
6803 S. Tucson Way
Centennial, CO  80112-3924

To the Board of Trustees:

      OppenheimerFunds,  Inc.  ("OFI")  hereby  offers to  purchase  3,333.333
Class A shares,  33.333 Class B shares, 33.333 Class C shares and 33.333 Class
N shares  of  Oppenheimer  Principal  Protected  Main  Street  Fund  III(R)(the
"Fund"),  a series of  Oppenheimer  Principal  Protected  Trust III,  at a net
asset  value  per  share of  $30.00  for each  such  class,  for an  aggregate purchase price of $103,000.

      In connection  with such purchase,  OFI represents that such purchase is made  for  investment  purposes  by  OFI  without  any  present  intention  of redeeming or selling such shares.

                              Very truly yours,

                              OppenheimerFunds, Inc.

                              By: /s/Robert G. Zack
                                  --------------------------------
                                 Robert G. Zack
                                 Executive Vice President and General Counsel